UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 27, 2012

INNOVARO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2012, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with JJJ Family LLLP (the “Buyer”) pursuant to which we agreed to issue to the Buyer, in a registered offering, 531,915 shares (the “Shares”) of our common stock priced at $0.47 per share along with a Series B warrant to purchase up to 531,915 shares of common stock with an exercise price of $0.47 per share of common stock. The offering will raise gross proceeds to us of $250,000 before offering expenses.

The Series B warrant will be exercisable for a five-year period commencing on the six month anniversary of the date of its issuance.

The Securities Purchase Agreement provides the Buyer with the right to participate in future offerings of our securities, in an amount up to $250,000 in each offering, for a period of one year after the date of the sale.

We are offering the securities described above pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering has been filed with the Securities and Exchange Commission (“SEC”). Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

The descriptions of the Series B warrant and the Securities Purchase Agreement are qualified in their entirety by reference to Exhibits 4.1 and 10.1 attached hereto, respectively, which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Series B Warrant

5.1	Opinion of Sutherland Asbill & Brennan LLP

10.1	Securities Purchase Agreement, dated as of September 27, 2012, by and among Innovaro, Inc. and the investor identified on the signature page thereto

23.1	Consent of Sutherland Asbill & Brennan LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2012	INNOVARO, INC.

	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer